UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

August 3, 2006

Date of Report (Date of earliest event reported)

SYCAMORE NETWORKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27273	04-3410558
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification No.)

220 Mill Road

Chelmsford, MA 01824

(Address of principal executive offices)

(Zip code)

Registrant’s telephone number, including area code: (978) 250-2900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01: Entry into a Material Definitive Agreement

On August 3, 2006, Sycamore Networks, Inc. (“Sycamore”) and its wholly-owned subsidiary, Bach Group LLC ("Bach"), amended and restated the previously disclosed Agreement and Plan of Merger, dated as of April 12, 2006 (the "Merger Agreement") with Allen Organ Company ("Allen Organ"), MusicCo, LLC ("MusicCo"), a wholly-owned subsidiary of Allen Organ, LandCo Real Estate, LLC ("LandCo"), a wholly-owned subsidiary of Allen Organ, AOC Acquisition, Inc. ("Purchaser") and the representative of the holders of capital stock of Allen Organ pursuant to which Sycamore will acquire Allen Organ and its subsidiary, Eastern Research, Inc. ("Eastern Research") through a merger of Bach with and into Allen Organ. Other aspects of the transaction previously disclosed in the Company’s April 12, 2006 announcement, including the corporate reorganization of Allen Organ to spin off to newly-formed entities the assets and operations not related to Eastern Research prior to closing remain substantially unchanged. A copy of the Merger Agreement, as amended and restated, is filed herewith as Exhibit 2.1 and is incorporated herein by reference.

The total consideration to be paid by Sycamore will be approximately $80 million in cash, subject to certain closing adjustments. Sycamore will assume stock options held by employees of Allen Organ and Eastern Research. In addition, $19 million of the consideration will be placed in an escrow account pursuant to an Escrow Agreement, dated as of April 12, 2006, and amended and restated August 3, 2006, between Sycamore, Wilmington Trust Company, and the representative of the holders of capital stock of Allen Organ and will be released at certain times after the Closing Date (as defined in the Merger Agreement). A copy of the Escrow Agreement is filed herewith as Exhibit 2.2 and is incorporated herein by reference.

The Merger Agreement has been approved by the Board of Directors of Sycamore and Allen Organ. The consummation of the transactions is subject to specified closing conditions, including, the required approvals of Allen Organ shareholders and the Eastern Research shareholders. In connection with the entry of the Merger Agreement, certain Allen Organ stockholders entered in Voting Agreements, dated as of April 12, 2006 and amended and restated as of August 3, 2006, with Sycamore by which they have granted proxies to Sycamore, and otherwise agreed, to vote for the approval of the Merger Agreement.

The Merger Agreement contains representations and warranties of each of the parties thereto and the assertions embodied in those representations and warranties are qualified by information in confidential disclosure schedules that the parties delivered in connection with the execution of the Merger Agreement. The parties reserve the right to, but are not obligated to, amend or revise the Merger Agreement or the disclosure schedules. In addition, certain representations and warranties may not be accurate or complete as of any specified date because they are subject to a contractual standard of materiality different from those generally applicable to stockholders or were used for the purpose of allocating risk between the parties rather than establishing matters as facts. Accordingly, investors should not rely on the representations and warranties as characterizations of the actual state of facts, or for any other purpose, at the time they were made or otherwise.

The foregoing description of the Merger Agreement and the Escrow Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements. A copy of the press release issued by Sycamore on August 3, 2006 concerning the transactions is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Safe Harbor for Forward-Looking Statements

This Form 8-K contains forward-looking statements that involve risks and uncertainties concerning the proposed transactions. Actual events or results may differ materially from those described in this Form 8-K due to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, additional actions and findings that may result from the restatement of previously issued financial statements, the ongoing investigations by the Securities and Exchange Commission and the U. S. Attorney’s Office for the District of Massachusetts of Sycamore’s stock option practices, the satisfaction of certain closing conditions specified in the transaction documents, Sycamore’s ability to successfully close the transaction and integrate the two companies’ operations, Sycamore's reliance on a limited number of customers, the significant cost structure required to support Sycamore's strategy, variation of Sycamore's quarterly results and competition in the telecommunications industry. Certain additional risks are set forth in more detail in the section entitled Factors that May Affect Future Results in

Management Discussion and Analysis of Financial Conditions and Results of Operations in the Company's most recently filed Form 10-K, Form 10-Q and the other reports filed by Sycamore from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Item 9.01: Financial Statements and Exhibits

2.1

Agreement and Plan of Merger, dated April 12, 2006 and amended and restated as of August 3, 2006, by and among Sycamore Networks, Inc., Bach Group LLC, Allen Organ Company, MusicCo, LLC, LandCo Real Estate, LLC, AOC Acquisition, Inc. and the Representative of the Holders of Capital Stock of Allen Organ Company.

2.2

Escrow Agreement, dated April 12, 2006 and amended and restated as of August 3, 2006, by and among Sycamore Networks, Inc., Steven A. Markowtiz as agent and attorney-in-fact for the Company Shareholders of Allen Organ Company and Wilmington Trust Company, as escrow agent.

99.1	Press Release issued by Sycamore Networks, Inc. dated August 3, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Sycamore Networks, Inc.

/s/ Richard J. Gaynor

Richard J. Gaynor

Chief Financial Officer

Vice President, Finance and Administration,

Secretary and Treasurer

(Duly Authorized Officer and Principal

Financial and Accounting Officer)

Dated: August 3, 2006